EXHIBIT 5.1

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9 July 2007	Our Ref: Our Ref: PH/ljt/D207-68168

FRESH DEL MONTE PRODUCE INC.

C/O DEL MONTE FRESH PRODUCE COMPANY

241 Sevilla Avenue

Coral Gables FL 33134

United States of America

Dear Sirs

SEC FORM F-3 REGISTRATION STATEMENT FOR FRESH DEL MONTE PRODUCE INC.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the preparation and filing of a registration statement on Form F-3 ("Registration Statement") by Fresh Del Monte Produce Inc. (the "Company") under the Securities Act of 1933 of the United States of America, with the United States Securities and Exchange Commission ("SEC"), for the registration and sale by the Company of ordinary shares of the Company ("Shares").

For the purposes of giving this opinion, we have examined the following documents:

1.	Certificate of Incorporation of the Company dated 29 August 1996 and Certificate of Incorporation on Change of Name of the Company dated 11 September 1996.

2.	Copies of the minute book, Register of Members, Register of Directors and Officers, Register of Mortgages and Charges of the Company provided to us by its registered office.

3.	A copy of the Amended and Restated Memorandum and Articles of Association of the Company dated 30 September 1997.

4.	A Certificate of Good Standing dated 4 July 2007 issued by the Cayman Islands Registrar of Companies.

5.	Registration Statement.

6.	A copy of the minutes of a meeting of the Board of Directors of the Company dated 2 July 2007 pursuant to which the Company formed a pricing committee (the "Pricing Committee") of the Directors to act in relation to and in connection with all matters concerning the registration, offer, sale and issuance of Shares by the Company

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pursuant to the filing of the Registration Statement, including all amendments or other filings supplemental thereto, with the SEC.

We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions set out below and having regard to legal considerations which we deem relevant, and under the laws of the Cayman Islands, we are of the opinion that, in the event that, in connection with the registration, offer, sale and issuance of Shares (i) all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) all necessary corporate and shareholder actions are taken by the Company and its shareholders, including actions taken by the Pricing Committee of the Board of Directors of the Company to determine the price, or range of prices, terms and conditions on which the Shares are to be offered, issued and sold by the Company and the issuance of the Shares by the Company does not exceed its authorised capital at any time (iii) a definitive underwriting, purchase or similar agreement relating to the offer, issuance and sale of the Shares is duly authorised, executed and delivered by all parties thereto, including the Company, and (iv) the Shares are sold and delivered to, and all amounts payable or otherwise due, are fully paid for by, the purchasers at the price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement and the purchaser is entered on the register of members of the Company, then the Shares will be duly authorised, validly issued and fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

The foregoing opinions are given on the assumptions set out below.

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	The minutes of the meeting of the Board of Directors of the Company dated 2 July 2007 are not revoked or amended at any time with respect to any matter concerning the issuance by the Company of any of the Shares.

3.	That there is no amendment to the Amended and Restated Memorandum and Articles of Association of the Company reviewed by us that may adversely affect the authority of the Company to make the issuances of Shares as resolved in the minutes of the meeting of the Board of Directors of the Company dated 2 July 2007.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

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We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of Securities” as counsel for the Company who will pass on the validity of the Shares being registered by the Registration Statement, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America or the rules and regulations of the SEC thereunder.

Yours faithfully

WALKERS